CROWNBUTTE
WIND POWER LLC

WIND DEVELOPMENT AGREEMENT

This WIND DEVELOPMENT AGREEMENT ("Agreement") is entered into effective as of January 14, 2008, by and between **Crownbutte Wind Power LLC ("CB")**, with its principal office located at 1400 Monte Drive Mandan, ND 58554-1707 and **EverGreen Energy ("EE")**, a North Dakota Corporation with its principal office located at P.O. Box 311, Berthold, North Dakota 58718. Individually, CB and EE may be referred to as a Party, and collectively they may be referred to as the Parties.

WHEREAS, reference is herein made to the terms and conditions of that certain Confidentiality, Nondisclosure and Noncircumvention Agreement dated July 12, 2007, entered into between the Parties; and

WHEREAS, EE desires to have a wind project developed near Berthold, ND and has named this park, "the Frey Wind Park"(here after referred to as "the project"), and

WHEREAS, CB is a wind park developer and has the necessary wherewithal and expertise to develop such a wind park.

NOW, THEREFORE, EE & CB agree to jointly pursue the development of "The Frey Wind Park" with cost, proceeds and responsibilities to be shared as herewith set forth.

NOW, THEREFORE, in consideration of the foregoing, in reliance on the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Project Development. CB will fund all development activities for the project from the date of this agreement and going forward. EE shall be consulted on all decisions regarding the park development and construction, however, CB ultimately has the right to make all decisions in regards to the project including; the turbine manufacturer, park size, siting of turbines, foundation design, meteorological reports, positioning of access roads, and any agreements with third parties in regards to construction or financing of the project

   a. Duty of Good Faith. EE acknowledges that this Agreement with CB is not meant to be exclusive, and so CB is not prohibited from working with third parties in developing other wind projects. Likewise, CB acknowledges that this Agreement with EE imposes a duty of good faith upon CB to develop the Project in a timely fashion and without unreasonable delay so that the Project does not fall behind schedule relative to other similar wind projects being developed by CB that fall outside of this Agreement.

2. Business Structure.

   a. Shared Right to Projects. The Parties shall share equally in all of the rights to the Project, which includes but is not limited to any and all land agreements,

1400 Monte Drive, Mandan, North Dakota 58554-1707, USA
Tel/Fax (701)663-8825 Acct. office (701)258-1825
Email: crownbutte@bis.midco.net www.crownbutte.com

CROWNBUTTE

WIND POWER LLC

interconnection rights, environmental studies, wind studies, or other characteristics, credits, benefits, reductions, offsets and allowances.

b. EE Ownership and Obligations for Completed Projects. EE shall provide and receive fair compensation for the development of the Project, and EE shall receive a twenty-one percent (21%) ownership interest in the portion of the project retained by CB after construction is completed. This would calculate to EE receiving seven percent (7%) of proceeds from the entire project should CB own thirty-three percent (33%) of the entire project. Of the proceeds from the entire park, ownership interest received by EE will be no greater than seven percent (7%).

c. Development Fee. CB shall pay EE thirty three point three percent (33.3%) of the development fee upon the earlier of (i) completion of construction of the Project or (ii) receipt of payment for the sale of that Project. For the sake of clarity, construction management for a Project and similar responsibilities are not part of the Development Fee, and any agreement around such responsibilities must be separately negotiated.

d. Development Activities. EE shall assist CB in developing the project, and shall provide a good faith effort in assisting in the development by contributing any expertise or information that may be valuable in the development of the project. These development activities include but are not limited to; land acquisition including the right of ways necessary to tie into the transmission line, zoning and permitting for the park, and meteorological data.

e. Landowner Payments. Upon completion of the project and in the event the developer manages the payments to the landowners. EE or a third party acting on behalf of EE will perform the function of managing payments to the landowners. This includes but is not limited to; keeping accurate records of park land ownership and the address for owners of the leased land, sending payment in correspondence with the lease agreement. EE will be responsible for the payment process but funds for the payment of the landowners will come from park revenues.

3. Sale of a Project. CB shall make the ultimate decision as to whether to sell such Project and when that sale should occur. If a Project is sold, the Net Proceeds from the sale shall be divided between EE and CB based on the percentage of the development fee that each party would have received had the project been completed. Net Proceeds shall be defined as the sales price of the Project less any investment (including the Project Funding and the Development Fee paid by CB for that Project) made by CB and/or a third party. The sales percentages would be sixty-six point six percent (66.6%) to CB and thirty-three point three percent (33.3%) to EE minus expenses and the developer fee. In the event of a premature sale, EE will also be able to include their ongoing expenses from the date of the Nondisclosure Agreement with CB and fifty thousand dollars ($50,000) for the meteorological tower and wind data collected by the meteorological tower.

4. Default and Damages.

1400 Monte Drive, Mandan, North Dakota 58554-1707, USA
Tel/Fax (701)663-8825 Acct. office (701)258-1925
Email: crownbutte@bis.midco.net www.crownbutte.com

CROWNBUTTE
WIND POWER LLC

a. Default. The failure of a Party to perform any material duty imposed upon that Party by this Agreement shall constitute a "**Default**." The Party in default under this Agreement shall be referred to as the "**Defaulting Party**," and the other Party shall be referred to as the "**Non-Defaulting Party.**" In the event of a Default, the Non-Defaulting Party shall give the Defaulting Party a written notice of such Default, which shall describe the Default in reasonable detail and state the date by which the Defaulting Party must cure the Default (the "**Notice of Default**"). The Defaulting Party must cure the Default within fifteen (15) calendar days after receipt of the Notice of Default.

b. Rights upon Default. After providing a Notice of Default and an opportunity to cure as provided above, the Non-Defaulting Party shall have the right (but not the obligation) to terminate this Agreement by giving written notice of termination to the Defaulting Party. If CB terminates because of EE's willful or grossly negligent non-compliance of a material duty, CB shall assume all rights for that Project from EE. If EE terminates because of CB's willful or grossly negligent non-compliance of a material duty, EE shall assume all rights to data and knowledge pertaining to the project.

c. Remedies Not Exclusive. Each and every power and remedy given to the Non-Defaulting Party: (a) shall be in addition to every other power and remedy now or hereafter available to the Non-Defaulting Party at law or in equity (including the right to specific performance); (b) may be exercised from time to time and as often and in such order as may be deemed expedient; and (c) shall be cumulative, so that the exercise of one power or remedy shall not waive the right to exercise any other or others. No delay or omission in the exercise of any power or remedy and no renewal or extension of any performance due under this Agreement shall impair any such power or remedy or waive any default.

d. Damages. IF A PARTY DEFAULTS UNDER THIS AGREEMENT, THE NON-DEFAULTING PARTY SHALL USE COMMERCIALLY REASONABLE EFFORTS TO MITIGATE ANY AND ALL DAMAGES ARISING FROM THE DEFAULT. THE NON-DEFAULTING PARTY SHALL BE ENTITLED TO RECOVER EXPECTATION DAMAGES, INCLUDING CONSEQUENTIAL AND INCIDENTAL DAMAGES, FROM THE DEFAULTING PARTY AS A RESULT OF THE DEFAULT.

5. Miscellaneous. This Agreement: (i) is governed by and shall be construed in accordance with the laws of the State of North Dakota without regard to principles of conflicts of law; (ii) may not be amended or modified in any manner except in writing signed by the Parties; and (iii) may be executed in counterparts, each of which taken together shall constitute a single agreement. Facsimile signatures shall have the same effect as original signatures. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

6. Binding Arbitration. Any dispute that cannot be resolved between the Parties shall be subject to binding arbitration, whether such dispute is based in contract, tort or otherwise, at law or in equity. In the event of a dispute between the Parties arising

1400 Monte Drive, Mandan, North Dakota 58554-1707, USA
Tel/Fax (701)663-8825 Acct. office (701)258-1925
Email: crownbutte@bis.midco.net www.crownbutte.com

CROWNBUTTE
WIND POWER LLC

from this Agreement, the Parties shall act in good faith to seek resolution of any dispute arising hereunder through negotiation. If the dispute cannot be settled through such negotiations, the Chief Executive Officers or other senior executive officer ("CEOs") representing each Party shall personally in good faith seek to resolve the dispute through negotiation for a period of ten (10) working days before resorting to any other dispute resolution procedure. Should the Parties be unable to resolve the dispute through negotiations as set forth above, the Parties shall refer such dispute to binding arbitration, which shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law on arbitration, by the then-prevailing Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitrator shall not have been previously employed by or had any business or social relationship with either Party or its counsel and shall not bear any direct or indirect interest in either Party or its affiliates or customers, or in the subject matter of the arbitration. The arbitrator shall either be: (i) mutually agreed by the Parties within fifteen (15) days from receipt of written notice from the Party requesting arbitration; or (ii) failing such agreement, selected under the expedited rules of the AAA. The arbitration shall be held in a location mutually satisfactory to the Parties. In the event the Parties are unable to agree upon a location, then the arbitrator shall designate the location of the arbitration. Either Party may initiate arbitration by written notice to the other Party, and the arbitration shall be conducted according to the following: (i) not later than seven (7) days prior to the hearing date set by the arbitrator, each Party shall submit a brief with a single proposal for settlement, (ii) the hearing shall be conducted on a confidential basis without continuance or argument; (iii) the arbitrator shall provide a brief written summary of the reasons for the decision, (iv) each Party shall divide equally the cost of the arbitrator and the hearing and each Party shall be responsible for its own expenses and those of its counsel and representatives, (v) evidence concerning the financial position or organizational make-up of the Parties, any offer made in settlement or the details of any negotiation of the dispute prior to arbitration, and the cost to the Parties of their representatives and counsel shall not be permissible, and (vi) discovery shall be permitted, the scope of any require discovery shall not be more restrictive than provided for in the Federal Rules of Civil Procedure. The determination of the arbitrator shall be rendered within thirty (30) days after the arbitration.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed below.

Crownbutte Wind Power LLC	Evergreen Energy
By: [signature]	By: Wayne Gill [signature]
Printed Name: Timothy H. Simons	Printed Name: Wayne Gill
Title: President & CEO	Title: President
Date: January 14th, 2008	Date: January 14, 2008

1400 Monte Drive, Mandan, North Dakota 58554-1707, USA
Tel/Fax (701)663-8825 Acct. office (701)258-1925
Email: crownbutte@bis.midco.net www.crownbutte.com